Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-110252), Form S-8 (File No. 333-120534) and Form S-1 (File No. 333-130692) of Canyon Resources Corporation of our report dated March 19, 2004, except Note 17(a) and 17(b), which appear in the financial statements included in the Company’s Form 10-K Amendment No. 2 for the year ended December 31, 2003 and are not presented herein, as to which the dates are May 27, 2004 and October 25, 2004, respectively, relating to the financial statements, which appear in this Form 10-K for the year ended December 31, 2005. We also consent to the reference to us under the heading of “Experts” in such Form S-1 and Form S-3.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Denver, Colorado
March 27, 2006